Exhibit 4.16

EDISON ONCOLOGY HOLDING CORP.

REstricted Stock Unit ISSUANCE AGREEMENT

RECITALS

A. The Board has adopted the Plan for the purpose of retaining the services of selected Employees, non-employee members of the Board or the board of directors of any Parent or Subsidiary and consultants and other independent advisors in the service of the Company (or any Parent or Subsidiary).

B. The Participant is to render valuable services to the Company (or a Parent or Subsidiary), and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Company’s grant of an award of restricted stock units to the Participant.

C. All capitalized terms in this Agreement shall have the meaning assigned to them in Paragraph 17.

NOW, THEREFORE, it is hereby agreed as follows:

1. Grant of RSUs. The Company hereby grants to the Participant, as of the Grant Date, an award of restricted stock units (each an “RSU” and collectively, the “RSUs”) under the Plan (the “Award”). Each RSU represents the right to receive one share of Common Stock on the specified issuance date following the vesting of that RSU. The number of RSUs subject to the Award, the applicable Vesting Schedule for those RSUs, the date on which the shares underlying those vested RSUs shall become issuable to the Participant and the remaining terms and conditions governing the Award shall be as set forth in this Agreement.

AWARD SUMMARY

Participant:

Grant Date:

Number of RSUs Subject to Award:

Vesting Commencement Date:

Vesting Schedule:	The RSUs shall vest in [number] successive equal annual installments upon completion of each year of Service over the [number]-year period of Service measured from the Vesting Commencement Date.

Issuance Schedule:	The shares of Common Stock underlying the RSUs in which the Participant vests in accordance with the Vesting Schedule set forth above (the “Issued Shares”) shall be issued on the date those RSUs vest or as soon after that scheduled vesting date as administratively practicable, but in no event later than the later of (i) the close of the calendar year in which such vesting date occurs or (ii) the fifteenth day of the third calendar month following such vesting date (such date of issuance, the “Issue Date”). The issuance of the shares of Common Stock shall be subject to the Company’s collection of any Withholding Taxes in accordance with the procedures set forth in Paragraph 7 of this Agreement.

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2. Restrictions on Transfer of Award. Prior to the actual issuance of the shares of Common Stock pursuant to RSUs that vest hereunder, the Participant may not transfer any interest in the Award or the underlying shares.

3. Cessation of Service. Should the Participant’s Service cease for any reason prior to vesting in one or more RSUs subject to the Award, then the Award will be immediately cancelled with respect to those unvested RSUs, and the number of RSUs will be reduced accordingly. The Participant shall thereupon cease to have any right or entitlement to receive any shares of Common Stock under those cancelled RSUs.

4. Stockholder Rights. The Participant shall not have any stockholder rights with respect to the shares of Common Stock underlying the RSUs subject to the Award until the Participant becomes the record holder of those shares upon their actual issuance following the Company’s collection of the applicable Withholding Taxes.

5. Change in Control. The provisions of the Plan applicable to a Change in Control shall apply to the Award and, in the event of a Change in Control, the Plan Administrator may take such actions as it deems appropriate pursuant to the Plan.

6. Adjustment to Shares. In the event of any of the following transactions affecting the outstanding Common Stock as a class without the Company’s receipt of consideration: any stock split, stock dividend, spin-off transaction, extraordinary distribution (whether in cash, securities or other property), recapitalization, combination of shares, exchange of shares or other similar transaction affecting the Common Stock without the Company’s receipt of consideration or in the event of a substantial reduction to the value of the outstanding shares of Common Stock as a result of a spin-off transaction or extraordinary distribution or should there occur any merger, consolidation, reincorporation, or other reorganization, then equitable adjustments shall be made to the total number and/or class of securities issuable pursuant to the Award. The adjustments shall be made by the Plan Administrator in such manner as the Plan Administrator deems appropriate in order to reflect such change, and those adjustments shall be final, binding and conclusive.

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7. Issuance of Shares; Withholding Taxes.

(a) Upon the applicable Issue Date, the Company shall issue to or on behalf of the Participant a certificate (which may be in electronic form) for the applicable number of Shares, subject to the Company’s collection of the applicable Withholding Taxes.

(b) Until such time as the Company provides the Participant with notice to the contrary, any such Withholding Taxes shall be paid through an automatic share withholding procedure pursuant to which the Company will withhold a portion of the shares of Common Stock with a Fair Market Value (measured as of the Issue Date) equal to the amount of those Withholding Taxes (the “Share Withholding Method”); provided, however, that, unless determined otherwise by the Company, the number of any shares so withheld shall not exceed the amount necessary to satisfy the Company’s required Withholding Tax obligations using the minimum statutory withholding rates. The Participant shall be notified in writing in the event such Share Withholding Method is no longer available.

(c) Should any shares vest under the Award at time the Share Withholding Method is not available, then the Withholding Taxes shall be collected from the Participant through either of the following alternatives:

(i) the Participant’s delivery of the Participant’s separate check payable to the Company in the amount of such Withholding Taxes; or

(ii) the use of the proceeds from a next-day sale of the shares of Common Stock issued to the Participant, provided and only if (A) such a sale is permissible under the Company’s trading policies governing the sale of Common Stock, (B) the Participant makes an irrevocable commitment, on or before the vesting date for those shares, to effect such sale of the shares and (C) the transaction is not otherwise deemed to constitute a prohibited loan under Section 402 of the Sarbanes-Oxley Act of 2002.

(d) The settlement of all RSUs which vest under the Award shall be made solely in Shares, except as provided in the Plan in connection with a Change in Control. In no event, however, shall any fractional Shares be issued. Accordingly, the total number of Shares to be issued pursuant to the Award shall, to the extent necessary, be rounded down to the next whole Share in order to avoid the issuance of a fractional Share.

8. Compliance with Laws and Regulations.

(a) The issuance of shares of Common Stock pursuant to the Award shall be subject to compliance by the Company and the Participant with all applicable requirements of law relating thereto and with all applicable regulations of any Stock Exchange on which the shares may be listed for trading at the time of such issuance.

(b) The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance and sale of any shares of Common Stock pursuant to the Award shall relieve the Company of any liability with respect to the non-issuance or sale of the shares as to which such approval shall not have been obtained. The Company, however, shall use its best efforts to obtain all such approvals.

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9. Recoupment. The Participant shall be subject to any clawback, recoupment or other similar policy adopted by the Board as in effect (and as modified) from time to time and the Award and any cash, shares of Common Stock or other property or amounts due, paid, or issued to the Participant shall be subject to the terms of such policy, as in effect (and as modified) from time to time.

10. Successors and Assigns. Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and the Participant, the Participant’s assigns and the legal representatives, heirs and legatees of the Participant’s estate.

11. Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Company at its principal corporate offices. Any notice required to be given or delivered to the Participant shall be in writing and addressed to the Participant at the address indicated below the Participant’s signature line on this Agreement. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

12. Construction. This Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in the Award. Notwithstanding any other provisions hereof, this Agreement is intended to be exempt from the requirements of Code Section 409A and the Treasury Regulations thereunder (“Section 409A”). To the extent there is any ambiguity as to whether any provision of this Agreement would otherwise contravene one or more applicable requirements or limitations of Section 409A, such provision shall be interpreted and applied in a manner that complies with the applicable requirements of Section 409A. For purposes of Section 409A, each installment distribution of shares of Common Stock (or other installment distribution hereunder) shall be treated as a separate payment, and the Participant’s right to receive each such installment of shares (or other installment distribution hereunder) shall accordingly be treated as a right to receive a series of separate payments.

13. Stockholder Approval. If the shares of Common Stock covered by this Agreement exceed, as of the Grant Date, the number of shares of Common Stock which may be issued under the Plan as last approved by the stockholders, then the Award shall be void with respect to such excess shares, unless stockholder approval of an amendment sufficiently increasing the number of shares of Common Stock issuable under the Plan is obtained in accordance with the provisions of the Plan.

14. Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Nevada without resort to that state’s conflict-of-laws rules.

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15. Employment at Will. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate the Participant’s Service at any time for any reason, with or without cause.

16. Electronic Delivery. The Company may, in its sole discretion, decide to deliver by email or other electronic means any documents related to the Participant’s current or future participation in the Plan, the Award, the shares of Common Stock, any other securities of the Company or any other Company -related documents, including notices to stockholders required by applicable law. The Participant hereby (i) consents to receive such documents by email or other electronic means, (ii) consents to the use of electronic signatures, and (iii) if applicable, agrees to participate in the Plan and/or receive any such documents related to the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. The Company may deliver the above-described documents to the Participant by sending a communication to the Participant’s email address set forth under the Participant’s signature below or, if no email address is set forth below, to the last email address for the Participant that the Company has on file.

17. Definitions. The following definitions shall be in effect under the Agreement:

(a) Agreement shall mean this Restricted Stock Unit Issuance Agreement.

(b) Award shall mean the award of RSUs made to the Participant pursuant to the terms of this Agreement, as defined in Paragraph 1.

(c) Board shall mean the Company’s Board of Directors.

(d) Change in Control shall mean a change in ownership or control of the Company effected through any of the following transactions:

(i) the consummation of a merger, consolidation or other reorganization approved by the Company’s stockholders, unless securities representing fifty percent (50%) or more of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction;

(ii) the consummation of (i) a sale, transfer, or other disposition of all or substantially all of the Company’s assets or (ii) a liquidation or dissolution of the Company;

(iii) the closing of any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the 1934 Act (other than the Company or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Company) acquires directly or indirectly (whether as a result of a single acquisition or by reason of one or more acquisitions within the twelve (12)-month period ending with the most recent acquisition) beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing (or convertible into or exercisable for securities possessing) fifty percent (50%) or more of the total combined voting power of the Company’s securities (as measured in terms of the power to vote with respect to the election of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Company or the acquisition of outstanding securities held by one or more of the Company’s existing stockholders; or

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(iv) a change in the composition of the Board over a period of twelve (12) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

In no event shall any public offering of the Company’s securities be deemed to constitute a Change in Control.

(e) Code shall mean the U.S. Internal Revenue Code of 1986, as amended.

(f) Common Stock shall mean the Company’s common stock.

(g) Company shall mean Edison Oncology Holding Corp., a Nevada corporation, and any successor to all or substantially all of the assets or voting stock of Edison Oncology Holding Corp.

(h) Employee shall mean an individual who is in the employ of the Company (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

(i) Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

(i) If the Common Stock is at the time traded on a Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock at the close of regular hours trading (i.e., before after-hours trading begins) on the date in question on the Stock Exchange serving as the primary market for the Common Stock, as such price is reported by the National Association of Securities Dealers for that particular Stock Exchange and published in The Wall Street Journal or such other source as the Plan Administrator deems appropriate. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

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(ii) If the Common Stock is at the time quoted on a national or regional securities exchange or market system (including over-the-counter markets and the Nasdaq Capital Market) determined by the Plan Administrator to be the primary market for the shares of Common Stock, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as such price is officially reported by such exchange or market system. If there is no closing selling price for the shares of Common Stock on the date in question, then the Fair Market Value shall be the closing selling price of a share of Common Stock on the last preceding date for which such quotation exists.

(j) Grant Date shall mean the date of grant of the RSUs as specified in Paragraph 1 of this Agreement.

(k) Issue Date shall have the meaning indicated in Paragraph 1 of this Agreement.

(l) Issued Shares shall have the meaning set forth in Paragraph 1 of this Agreement.

(m) 1934 Act shall mean the Securities Exchange Act of 1934, as amended.

(n) Parent shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, provided each corporation in the unbroken chain (other than the Company) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(o) Participant shall mean the person to whom the Award is granted as specified in Paragraph 1 of this Agreement.

(p) Plan shall mean the Company’s 2025 Omnibus Incentive Compensation Plan.

(q) Plan Administrator shall mean either the Board or a committee of the Board acting in its capacity as administrator of the Plan.

(r) RSU shall have the meaning set forth in Paragraph 1 of this Agreement.

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(s) Service shall mean the Participant’s performance of services for the Company (or any Parent or Subsidiary, whether now existing or subsequently established) in the capacity of an Employee, a Non-Employee Director, a non-employee member of the board of directors of any Parent or Subsidiary, or a consultant or independent advisor. For purposes of this Agreement, the Participant shall be deemed to cease Service immediately upon the occurrence of either of the following events: (i) the Participant no longer performs services in any of the foregoing capacities for the Company or any Parent or Subsidiary or (ii) the entity for which the Participant is performing such services ceases to remain a Parent or Subsidiary of the Company, even though the Participant may subsequently continue to perform services for that entity. Service shall not be deemed to cease during a period of military leave, sick leave or other personal leave approved by the Company. Except to the extent otherwise required by law or expressly authorized by the Plan Administrator or by the Company’s written policy on leaves of absence, no Service credit shall be given for vesting purposes for any period the Participant is on a leave of absence.

(t) Stock Exchange shall mean the American Stock Exchange, the Nasdaq Capital, Global or Global Select Market or the New York Stock Exchange.

(u) Subsidiary shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. The term Subsidiary shall also include any wholly-owned limited liability company in such chain of subsidiaries.

(v) Vesting Schedule shall mean the vesting schedule specified in Paragraph 1 of this Agreement pursuant to which the RSUs are to vest in a series of installments over the Participant’s period of Service.

(w) Withholding Taxes shall mean the applicable income taxes, employment taxes, social insurance, social security, national insurance contributions, other contributions, payroll taxes, levies, payment on account obligations or other amounts required to be collected, withheld or accounted for with respect to the grant or vesting of the RSUs or the issuance or transfer of shares of Common Stock under the Award.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates indicated below.

Edison Oncology Holding Corp.

By:
Name:
Title:
Date:

PARTICIPANT NAME:

Date:
Email:
Address:

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